INVESTOR CONTACT:	MEDIA CONTACT:

Doug Barnett 972-987-3352 barnettd@ugs.com	John Clendening 972-987-3358 john.clendening@ugs.com

FOR IMMEDIATE RELEASE: TUESDAY, JUNE 6, 2006

UGS Capital Corp. II Sells Floating Rate Senior PIK Notes

PLANO, Texas – UGS Capital Corp. II today announced that it sold in a private offering $300 million aggregate principal amount of its Floating Rate Senior PIK Notes due 2011. The sale of the notes is expected to close on June 9, 2006.

Interest on the notes will accrue and be payable semiannually at a rate per annum equal to LIBOR plus 500 bps (increasing to 550 bps if any notes are outstanding on or after June 1, 2008, and 600 bps on or after June 1, 2009). Interest will be payable in the form of additional notes or in cash as the company elects.

UGS will use the majority of the net proceeds from this offering to repurchase all its outstanding preferred stock. Its parent will use the remaining proceeds to pay a dividend on the parent’s common stock and to make certain compensatory payments to parent option holders.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended, and in offshore transactions pursuant to Regulation S under the Securities Act of 1933, as amended. The notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

About UGS

UGS is a leading global provider of product lifecycle management (PLM) software and services with nearly 4 million licensed seats and 46,000 customers worldwide.  Headquartered in Plano, Texas, UGS’ vision is to enable a world where organizations and their partners collaborate through global innovation networks to deliver world-class products and services while leveraging UGS’ open enterprise solutions, fulfilling the mission of enabling them to transform their process of innovation.  For more information on UGS products and services, visit www.ugs.com.

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The statements in this news release that are not historical statements, including statements regarding our business, use of proceeds and other statements identified by forward looking terms such as “may,” “will,” “expect,” “plan,” “intend”, “anticipate” or “project,” are forward-looking statements. These statements are subject to numerous risks and uncertainties which could cause actual results to differ materially from such statements, including, among others, risks relating to developments in the PLM industry, loss or downsizing of customers, competition, failure to innovate, international operations and exchange rate fluctuations, terrorist activities, acquisitions, changes in pricing models, intellectual property and losses of key employees. UGS has included a discussion of these and other pertinent risk factors in its annual report on Form 10-K most recently filed with the SEC. UGS disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.